Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 29 2014 of Sunwin Stevia International, Inc., with respect to the consolidated financial statements of Sunwin Stevia International, Inc., included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2014, filed with the Securities and Exchange Commission.

/s/ RBSM LLP

New York, New York
May15, 2015